Exhibit 99.10

LIST OF RETAINED LITIGATION

Title of Action	Description of Adverse Action	Court Where Action is Pending
Pliant Corp. v. MSC Marketing & Technology, Inc. d/b/a Sigma Stretch Film, Case No. 04-CV-3509	Patent infringement; counterclaims filed.	United States District Court for the Northern District of Illinois

James R. Stover v. Pliant Corp., Case No. CV-03-AR-0901-S	Claim for alleged failure to properly credit years of service for pension purposes.	United States District Court for the Northern District of Alabama

John Gandy v. Pliant Corp., Case No. CV-03-AR-0901-S	Claim for alleged failure to properly credit years of service for pension purposes.	United States District Court for the Northern District of Alabama

George Miller v. Pliant Corp. and David King, Case No. 05-0580	Claim for alleged damages for constructive discharge.	Ontario, Canada Superior Court of Justice

Robert Rodriquez v. Burlington Northern & Santa Fe Railway Company (BNSF), et al.; BNSF, Cross-Complaint v. Kibreab Weldeab, et al., including Pliant Corp., Case No. 148381	Cross-complaint by BNSF against Pliant Corp. for alleged careless and negligent failure to maintain equipment and failure to warn.	Superior Court of California, County of Merced

Tredegar Film Products Corp., et al. v. Pliant Corp., et al., Case No. 05 CH 14715	Claim for alleged misappropriation of trade secrets in connection with the hiring of former Tredegar employees.	Circuit Court of Cook County, Illinois

Paul Hutt v. KY Unemployment Comm’n & Pliant Corporation	Claim for alleged denial of unemployment compensation related to back injury.	Boyle Circuit Court, Commonwealth of Kentucky

Johnnie McAninch v. Pliant Corporation	Claim for alleged improper termination.	Boyle Circuit Court, Commonwealth of Kentucky

PCT v. Pliant Corporation (Adversary Proceeding)	Action to avoid transfers.	Bankruptcy Court, District of Delaware

Title of Action	Description of Adverse Action	Court Where Action is Pending
Montague Claybrook, Chapter 7 Trustee v. Pliant Corporation (Adversary Proceeding)	Action to avoid transfers.	Bankruptcy Court, District of Delaware

NM Holdings Company, LLC et al., f/k/a Venture Holdings Company, LLC v. Pliant Corporation (Adversary Proceeding)	Action to avoid transfers.	Bankruptcy Court, Eastern District of Michigan

John V. Zale v. Pliant Corporation, as successor to Huntsman Packaging Corporation, E.I. duPont de Nemours & Company, W.R. Grace & Company, and Mayflower Transit, LLC	Claim for damages for alleged personal injury related to shipment of machinery.	King County Superior Court for the State of Washington